                                                                    EXHIBIT 99.1

                         [HEALTHCARE REALTY TRUST LOGO]

                                  NEWS RELEASE
--------------------------------------------------------------------------------

Contact:    Scott W. Holmes, Senior Vice President and Chief Financial Officer
            (615) 269-8175


                        HEALTHCARE REALTY TRUST ANNOUNCES
                         FIRST QUARTER DIVIDEND INCREASE

        COMPANY REPORTS FORTY-THIRD CONSECUTIVE COMMON DIVIDEND INCREASE

         NASHVILLE, Tennessee, April 27, 2004 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its forty-third consecutive common stock dividend increase for the quarter ended March 31, 2004. This dividend, in the amount of $0.635 per share, represents an increase of $0.005 per share over the dividend paid for the quarter ended December 31, 2003. The dividend is payable on June 3, 2004 to shareholders of record on May 14, 2004. At this rate, quarterly dividends approximate an annualized dividend payment of $2.54 per share.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of December 31, 2003, the Company's portfolio was comprised of ten major facility types, located in 30 states, and operated pursuant to contractual arrangements with 61 healthcare providers. The Company had investments of approximately $1.7 billion in 218 real estate properties or mortgages, totaling approximately 11.3 million square feet. The Company provided property management services to approximately 4.7 million square feet nationwide.

     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31,
   2003. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

                                      -END-